EXHIBIT 99.1

IMMUNOMEDICS ANNOUNCES EXECUTIVE LEADERSHIP CHANGES AND THE APPOINTMENT OF HAROUT SEMERJIAN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

MORRIS PLAINS, N.J., April 06, 2020 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates, today announced that its Board of Directors (Board) has appointed Harout Semerjian as President and Chief Executive Officer (CEO) and as a member of the Board, effective April 16, 2020.

Commenting on this appointment, Dr. Behzad Aghazadeh, Executive Chairman of the Board, stated, “I am delighted that Harout has agreed to join us at this critical juncture in the evolution of Immunomedics. He is a seasoned global pharmaceutical leader with a passion for and expertise in oncology. His long and successful track record in leading cross functional teams and delivering on ambitious results will be instrumental in scaling the Company and its global operations for the next phase of growth as we are transitioning into a fully-integrated biopharmaceutical company.”

Mr. Semerjian is a global pharmaceutical veteran with 25 years of experience in life sciences. Most recently, he served as Executive Vice President, Chief Commercial Officer at Ipsen where he was accountable for the worldwide commercialization and portfolio strategy across oncology, neurosciences and rare diseases, as well as leading specialty operations across Europe and International markets, overseeing 2,200 employees in over 30 countries.

Before joining Ipsen, Mr. Semerjian spent 16 years at Novartis Oncology where he held various worldwide strategic and operational positions, culminating in his last role as Senior Vice President, Global Head for Ribociclib, accountable for worldwide launch preparations. Previously, he was U.S. Hematology franchise head, leading the commercial teams. During his tenure at Novartis, Mr. Semerjian worked on numerous launches and commercial activities of blockbuster therapies, including Gleevec, Tasigna, Exjade/Jadenu, Promacta, Zometa, and Femara.

“I am honored and excited to be joining Immunomedics at this critical time. The Company has a unique antibody-drug conjugate platform and I share the Board’s belief that sacituzumab govitecan has the potential to offer cancer patients a viable treatment option, as demonstrated in recent clinical studies in triple-negative breast cancer, urothelial cancer and hormone-receptor positive/HER2-negative breast cancer. I look forward to working closely with the Board and the leadership team to bring this potentially transformative drug to cancer patients worldwide,” commented Mr. Semerjian.

Mr. Semerjian holds an MBA from Cornell University, an MBA from Queen’s University, Canada, and a B.S. in Biology from the Lebanese American University in Lebanon.

With the appointment of Mr. Semerjian and effective as of the commencement date of Mr. Semerjian’s employment, Mr. Scott Canute will step down from his role as Executive Director and resume his role as a Board member, while Dr. Aghazadeh will remain as Executive Chairman focusing on corporate strategy and business development and, during a transition period, will continue to interface with the investment community on behalf of the Company.

“The Board and I are extremely grateful to Scott for the leadership he provided over the course of the last year to enable the resubmission of our biologics license application. Scott’s tireless commitment throughout the complete response letter remediation process were instrumental in bringing us to where we are today, and will hopefully result potentially in an approval of sacituzumab govitecan in triple-negative breast cancer by the PDUFA date of June 2, 2020,” added Dr. Aghazadeh.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the outcome of our resubmission of our Biologics License Application ("BLA") for sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer ("mTNBC") who have received at least two prior therapies for metastatic disease; the United States Food and Drug Administration ("FDA") re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan; potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications; clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements; out-licensing arrangements; forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market; our inability to further identify, develop and achieve commercial success for new products and technologies; developments relating to the COVID-19 pandemic in the U.S. and around the world; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to obtain additional capital through strategic collaborations, licensing, convertible debt securities or equity financing in order to continue our research and development programs as well as secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products; our ability to protect our proprietary technologies; patent infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.
(646) 627-8387
Darren@lifescipublicrelations.com